Exhibit 3.2

e.l.f. Beauty, Inc.

Second Certificate of Amendment to

Amended and Restated Certificate of Incorporation

e.l.f. Beauty, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is e.l.f. Beauty, Inc., which was originally incorporated under the name J.A. Cosmetics, Holdings, Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 20, 2013.

2. This Second Certificate of Amendment has been duly adopted and approved by the Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and the corporation’s stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The corporation’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on January 31, 2014, as amended on April 26, 2016 (together as previously amended, the “Restated Certificate”), is hereby amended as follows:

A. Article Four is hereby amended in its entirety as follows:

“ARTICLE FOUR

AUTHORIZED SHARES AND STOCK SPLIT

The total number of shares of capital stock which the Corporation shall have authority to issue is 250,200,000 shares, consisting of 250,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 200,000 shares of preferred stock, $0.01 value per share (the “Preferred Stock”).

Upon the filing and effectiveness of this Second Certificate of Amendment pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each one (1) share of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any further action by the holders thereof, be split into two and seventy-six one hundredths (2.76) shares of Common Stock (the “Stock Split”). No fractional shares shall be issued in connection with the Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in an amount equal to the product obtained by multiplying (a) the fair value (as determined by the Corporation’s board of directors) of one whole share of Common Stock (after the effect of Stock Split) by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares represented by the Old Certificate shall have been split, subject to the elimination of fractional shares as described above.”

B. Section V.A is hereby amended to read in its entirety as follows:

“A. Dividends.

(i) General Obligation. When and as declared by the Corporation’s board of directors (the “Board”) and to the extent not prohibited under the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Preferred Stock as provided in this Section V.A (the “Accruing Dividends”). The Accruing Dividends shall accrue on each share of the Preferred Stock (a “Share”) on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid Accruing Dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all declared and unpaid Accruing Dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation; provided, however, that the Accruing Dividends shall be payable only when, as and if declared by the Board and the Corporation shall be under no obligation to pay such Accruing Dividends. The Accruing Dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the General Corporation Law of the State of Delaware) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

(ii) Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2014 (the “Dividend Reference Dates”), all Accruing Dividends which have accrued on each Share outstanding during the three (3)-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain Accruing Dividends with respect to such Share until paid to the holder thereof; provided, however, that the Accruing Dividends shall be payable only when, as and if declared by the Board and the Corporation shall be under no obligation to pay such Accruing Dividends.

(iii) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time following the declaration of Accruing Dividends by the Board the Corporation pays less than the total amount of Accruing Dividends then accrued with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of Shares held by each such holder.”

C. Section V.B is hereby amended to read in its entirety as follows:

“B. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus any declared and unpaid Accruing Dividends thereon) or (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Preferred Stock was converted into Conversion Stock immediately prior to such event, and except as otherwise provided in Section V.D, the holders of Preferred Stock shall not be entitled to any further payment with respect to their Shares. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section V.B, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus any declared and unpaid Accruing Dividends) of the Preferred Stock held by each such holder. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.”

D. Section V.D(ii) is hereby amended to read in its entirety as follows:

“(ii) Intentionally deleted.”

E. Section V.D(iii) is hereby amended to read in its entirety as follows:

“(iii) Redemption Payments. For each Share which is to be redeemed pursuant to Section V.D(i) hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash immediately available funds equal to the Liquidation Value of such Share (plus any declared and unpaid Accruing Dividends thereon). If on any Redemption Date the Corporation is prohibited, under applicable law or the debt financing agreements to which the Corporation is subject, from redeeming the total number of Shares to be redeemed on such date, the Corporation shall redeem the maximum number of Shares that it is not prohibited under applicable law or such debt financing agreements from so redeeming pro rata among the holders of the Shares to be redeemed. At any time thereafter when the Corporation is not prohibited under applicable law or such debt financing agreements from redeeming additional Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed, the Corporation shall immediately redeem the maximum number of such Shares that it is not prohibited by applicable law or such debt financing agreements from redeeming pro rata among the holders of the Shares upon the same basis until all of such Shares have been redeemed.”

F. Section V.D(vi) is hereby amended to read in its entirety as follows:

“(vi) Dividends after Redemption Date. No Share shall be entitled to any Accruing Dividends accruing after the date on which the Liquidation Value of such Share (plus any declared and unpaid Accruing Dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.”

G. Section V.F(iii) is hereby amended to read in its entirety as follows:

“(iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus any declared and unpaid Accruing Dividends thereon and any premium payable with respect thereto).”

H. Section V.F(vi) is hereby amended to read in its entirety as follows:

“(vi) If the Corporation is prohibited under applicable law from paying any portion of any declared and unpaid Accruing Dividends on Preferred Stock being converted, the Corporation shall pay such Accruing Dividends to the converting holder as soon thereafter as

(and to the maximum extent as) the Corporation is not prohibited from doing so under applicable law. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.”

I. A new Section V.F(xi) is hereby added to the Restated Certificate and shall read in its entirety as follows:

“(xi) Upon the date and time, or the occurrence of an event (including without limitation a Public Offering), specified by vote or written consent of the holders of a majority of the then outstanding Shares of Preferred Stock, then all outstanding Shares of Preferred Stock shall automatically be converted into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000 and dividing the result by the Conversion Price then in effect.”

J. Section V.K is hereby amended to read in its entirety as follows:

“K. Certain Events. If any event occurs of the type contemplated by the provisions of this Article Five but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features other than pursuant to stock option plans, stock ownership plans and phantom equity plans approved by the Board including without limitation the Corporation’s 2014 Phantom Equity Plan, as the same may be amended from time to time), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Article Five or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.”

K. Section V.L(i) is hereby amended to read in its entirety as follows:

“L. Notices.

(i) Immediately upon any adjustment of the Conversion Price other than as a result of the Stock Split, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.”

L. The definition of “Redemption Date” in Section V.N is hereby amended to read in its entirety as follows:

““Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus any declared and unpaid Accruing Dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.”

4. All other provisions of the Restated Certificate shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the corporation has caused this Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on September 19, 2016.

e.l.f. Beauty, Inc.

/s/ Tarang P. Amin
Tarang P. Amin
Chief Executive Officer